EXHIBIT 10.3

ESCROW AGREEMENT

This Escrow Agreement is made as of the 24th day of August, 2012, by and among Therapeutic Solutions International, Inc., a Nevada corporation (“TSOI”), James P. Boyd (“Boyd”) and Chicago Title Company, as escrow agent (the “Escrow Agent”).  This Agreement is irrevocable.  It is designed and intended to implement certain provisions of the Master Dispute Resolution Agreement of even date herewith among TSOI, Boyd and others.

1.

Boyd herewith hands to the Escrow Agent (or causes to be handed to the Escrow Agent on his behalf), in escrow, TSOI common stock certificates NS1-1044 and NS1-1058, duly endorsed in blank by Boyd (or accompanied by stock powers duly executed in blank by Boyd), with signatures guaranteed with Medallion stamp by a commercial bank or by a member firm of the New York Stock Exchange (all together, the “Certificates”).  TSOI and Boyd each hereby designate and appoint the Escrow Agent to serve as the Escrow Agent, and the Escrow Agent accepts the appointment to act as the Escrow Agent, in accordance with the terms and conditions of this Agreement.

2.

The Escrow Agent agrees to accept said Certificates in escrow.

3.

Upon the satisfaction of all of the seven conditions set forth below, the Escrow Agent shall forthwith deliver the Certificates to TSOI:

(a)  On or before August 31, 2012, TSOI shall have delivered $46,000 to the Escrow Agent in respect of the Estimated Minimum Royalties for Net Sales of July 2012.

(b)  On or before October 1, 2012, TSOI shall have delivered $53,000 to the Escrow Agent in respect of the Estimated Minimum Royalties for Net Sales of August 2012.

(c)  On or before October 31, 2012, TSOI shall have delivered $48,000 to the Escrow Agent in respect of the Estimated Minimum Royalties for Net Sales of September 2012.

(d)  On or before December 1, 2012, TSOI shall have delivered $53,000 to the Escrow Agent in respect of the Estimated Minimum Royalties for Net Sales of October 2012.

(e)  On or before December 31, 2012, TSOI shall have delivered $48,000 to the Escrow Agent in respect of the Estimated Minimum Royalties for Net Sales of November 2012.

(f)  On or before January 18, 2013, TSOI shall have delivered $53,000 to the Escrow Agent in respect of the Estimated Minimum Royalties for Net Sales of December 2012.

(g)  On or before January 4, 2013, TSOI shall have paid (and/or delivered to the Escrow Agent for the account of Boyd) a total of $50,000 in partial reimbursement of attorneys’ fees incurred, pursuant to Section 20 of a Master Dispute Resolution Agreement among TSOI, Boyd and others, and (in the case of payments toward such $50,000 made other than directly to escrow) shall provide to escrow proof of such payments in the form of cancelled checks or bank statements demonstrating ACH transfer or successful wire transmissions of funds.

It is expressly agreed that the foregoing seven conditions are the sole and only preconditions for the delivery of the Certificates to TSOI. Moreover, it is expressly agreed that allegations by any party of contract breaches or other wrongs (other than complete performance of the seven conditions set forth above) shall be of no concern to the Escrow Agent and shall have no effect whatever on this Agreement and the Escrow Agent’s obligation to timely deliver the Certificates hereunder.

If any of the foregoing seven conditions is not satisfied, the Escrow Agent shall forthwith deliver the Certificates to Boyd.

TSOI agrees to (in the case of payments under Section 3(g) made other than directly to escrow) provide by email to tim@tprglaw.com, copies of the same proof (as TSOI provides to escrow) of such payments in the form of cancelled checks or bank statements demonstrating ACH transfer or successful wire transmissions of funds, forthwith after TSOI provides such proof to escrow.

4.

As and when TSOI delivers to escrow each of the payments pursuant to Section 3(a)-(f) above and/or any payments pursuant to Section 3(g) above, the Escrow Agent shall within 24 hours remit the full amount of such payments to Boyd by ACH transfer to Boyd’s Wells Fargo Bank account as follows: Bank routing number: 121000248; Acct: 0923910038.

5.

It is expressly agreed by Boyd and TSOI that if and when the Escrow Agent delivers the Certificates to TSOI as contemplated by Section 3, TSOI shall proceed forthwith to cancel all such shares (and/or claims with regard to share overissue) represented by the Certificates.

6.

(a)  The Escrow Agent shall be indemnified, jointly and severally, and saved harmless by Boyd and TSOI, from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Account made by the Escrow Agent pursuant to this Escrow Agreement, except as a result of the Escrow Agent’s own negligence or misconduct.  The costs and expenses of enforcing this right of indemnification shall also be paid by TSOI and Boyd.  This right of indemnification shall survive the termination of this Escrow Agreement and the removal or resignation of the Escrow Agent.

(b)

The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.  The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper party or parties.  The Escrow Agent’s duties shall be determined only with reference to this Escrow Agreement and applicable laws and is not charged with any duties or responsibilities in connection with any other documents or agreements.

(c)

As set forth above in Section 3, if any one of the 7 conditions in Section 3 are not fully satisfied, the Escrow Agent must promptly return all of the Certificates to Boyd regardless of arguments to the contrary between the parties.  Further, it is understood and agreed that in the event of any other disagreement between Boyd and TSOI or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the matter shall be resolved by final and binding arbitration in accordance with Section 13 below.  In such an event, the Escrow Agent shall retain the Certificates until the Escrow Agent shall have received (i) a Judicate West arbitration award directing delivery of the Certificates or (ii) a written agreement executed by the parties hereto (other than the Escrow Agent) directing delivery of the Certificates, in which event Escrow Agent shall disburse the Certificates in accordance with such arbitration award or agreement.

(d)

The Escrow Agent may resign at any time by giving written notice thereof to the other parties hereto, but such resignation shall not become effective until a successor Escrow Agent shall have been appointed and shall have accepted such appointment in writing.  If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within 30 days after the giving of such notice of resignation, the resigning Escrow Agent may, at the expense of Boyd, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.  Subject to Section 6(c) hereof, if any property subject hereto is at any time attached, garnished or levied upon, under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property, or any part thereof, then in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ judgment or decree, which it is advised by legal counsel (of its own choosing) is binding upon it, and if it complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(e)

In no event shall the Escrow Agent be liable to any party hereto for any special, indirect or consequential loss or damage of any kind whatsoever hereunder, even if the Escrow Agent has been previously advised of such loss or damage.

7.

All deliveries, notices, requests or other communications to a party under this Agreement shall be in writing, and shall be sent to the party at the address set forth below in this Section (or such other address as he/it shall designate by written notice given to the other parties pursuant to this Section), and shall be deemed to have been duly given on the earliest of the date actually received, the same day if sent by email, the business day following dispatch if sent by hand courier or overnight air courier service with next day delivery, or three days after mailing if sent by first class, registered or certified mail, return receipt requested; provided, that each party may change its address for notice, by written notice given pursuant to this Section.

If to Boyd:

7060 Via del Charro [to be used only for notices and deliveries sent by hand courier or overnight air courier service]

P.O. Box 2145 [to be used only for notices and deliveries sent by first class, registered or certified mail]

Rancho Santa Fe, California 92067-2145

Email: jimboyddds@gmail.com

with copy to:

Timothy R. Pestotnik

Pestotnik + Gold LLP

501 West Broadway Suite 1850

San Diego, CA  92101

Email:  tim@tprglaw.com

If to TSOI:

4093 Oceanside Blvd., Suite B

Oceanside, California 92056

Attn:  President

Email:  timdixon@therapeuticsolutionsint.com

If to the Escrow Agent:

Chicago Title Company

701 B Street, Suite 760

Attn:  Della Ducharme

Email:  Della.DuCharme@ctt.com

The wire transfer information for wiring funds to the Escrow Agent is:

Union Bank

1980 Saturn Street

Monterey Park, California  91755

ABA:  122 000 496

Credit to Chicago Title C & I Escrow

San Diego Account No.  91002-67494

Credit Escrow No.  930018286-U42

Della DuCharme, ESCROW OFFICER

8.

If any provision of this Escrow Agreement or the application thereof to any person or circumstances shall be determined to be invalid or unenforceable, the remaining provisions of this Escrow Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

9.

This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of California.

10.

This Escrow Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all the parties hereto.

11.

TSOI and Boyd shall each pay 50% of all fees and costs incurred by or charged by Escrow Agent hereunder.

12.

The Escrow Agent shall have no security interest in the Certificates.

13.

Any matter for which arbitration is indicated by Section 6(c) above shall be exclusively and finally resolved by binding arbitration in San Diego, California in accordance with the commercial arbitration rules of Judicate West then in effect, by a single arbitrator appointed in accordance with such rules; provided, that each party shall have only 7 days to strike names from the list of potential arbitrators provided by Judicate West.  Such arbitrator shall be directed to commence the arbitration hearing within 60 days after arbitration is filed, and the arbitrator shall impose limited discovery procedures and hearing schedules consistent with such objective.  The ruling of the arbitrator shall be final and binding on all parties.  The costs of the arbitration forum shall initially be borne ½ by Boyd and ½ by TSOI, subject to shifting based on the outcome of the arbitration.  It shall be mandatory for the arbitrator to designate either Boyd or TSOI (but not both) as the “prevailing party” and it shall further be mandatory for the arbitrator to award to such “prevailing party,” in addition to all other appropriate relief, 100% of such “prevailing party”’s costs of the arbitration forum and 100% of such “prevailing party”’s reasonable attorneys fees, costs and expenses.  The arbitrator’s award may be entered as a judgment in any court having competent jurisdiction including but not limited to the San Diego County Superior Court, to which each party hereto submits to personal jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the day and year first above written.

Therapeutic Solutions International, Inc.:

By /s/Tim G. Dixon

James P. Boyd

/s/ James P. Boyd

Chicago Title Company:

By /s/ Joyce Karmazin

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